Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102259

                        TEVA PHARMACEUTICAL FINANCE B.V.

                     TEVA PHARMACEUTICALS INDUSTRIES LIMITED

                                SUPPLEMENT NO. 3
                              DATED OCTOBER 1, 2003
                                       TO
                                   PROSPECTUS
                              DATED MARCH 21, 2003
                                       AS
                                  SUPPLEMENTED
                                       BY
                      SUPPLEMENT NO. 1 DATED APRIL 11, 2003
                                       AND
                      SUPPLEMENT NO. 2 DATED JULY 22, 2003

     This supplement is part of and should be read in conjunction with our prospectus dated March 21, 2003, as supplemented by Supplement No. 1, dated April 11, 2003 and Supplement No. 2, dated July 22, 2003 (as supplemented, the "Prospectus"). The information we present in this supplement supersedes similar information included in the Prospectus.

     We are supplementing the information under the caption "Selling Securityholders" to revise certain information with respect to an existing Selling Securityholder and to include a new Selling Securityholder and the number of Debentures and ADRs owned and offered thereby:

                                                                        Principal
                                                                        Amount of
                                                                        Debentures
                                                                        Owned and
                                                                         Offered        ADRs
Name and Address of Selling                ADRs Beneficially Owned       Hereby        Offered      ADRs Beneficially Owned
Securityholder                              Before Offering (1)(2)     (in $1,000s)   Hereby (1)      After Offering (2)
--------------                             -------------------------   ------------   ----------    -------------------------
                                           Amount     Percentage (3)                                Amount     Percentage (3)
                                           ------     --------------   ------------   ----------    ------     --------------

The Northwestern Mutual Life Insurance    1,270,134(6)      *              1,000        23,310      1,246,824(6)     *
   Company (5)
   720 East Wisconsin Avenue
   Milwaukee, WI 53202

UBS AG London Branch (5)
   677 Washington Blvd.                     307,746         *             13,202       307,746           0          N/A
   Stamford, CT 06901


--------------------------------------------------------------------------------
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's Debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 1.50% Convertible
Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.

(6) Includes (i) 541,640 ADRs held in the General Account of The Northwestern Mutual Life Insurance Company; (ii) 142,505 ADRs held in The Northwestern Mutual Life Insurance Company's Group Annuity Separate Account; and (iii) 399,505 ADRs held by affiliates of The
Northwestern Mutual Life Insurance Company (over which The Northwestern Mutual Life Insurance Company disclaims beneficial ownership).